Exhibit 10.6
Agreement on Technology Development (Cooperation)

Party A:                      Hydrogen Motors Inc.
Address:                      3600 Twilight court, Oakton, VA 22124, Tel: (703) 407-9802

Party B:                      Institute for Mechanical Engineering Problems
Address:                      2, 2/10 Pozarsky str., Kharkiv, 61046, Ukraine

Whereas: Party A is a Company focusing on development, manufacture, and roadway testing of an experimental-industrial specimen of the Vehicle Borne Hydrogen Generator, and Party B is a research structure possessing ample resources for scientific research. To learn each other’s good points for common progress and display their respective advantages, both parties conclude, through friendly negotiation and on the basis of true and ample expression of their respective wills, following contract for joint observation on joint participation in the technological project for research and development and modernization of experimental electrochemical reactor.

Section 1 Project name

1.1   Development of a concept Vehicle-borne H2-producing rechargeable feeder for hydrogen-propulsion automobile

Section 2 Project requirements

2.1   Technical goal: Exploration of electrochemical reactor material properties.

2.2   In this project take part employees Part A:

Solovey Victor	Institution Project Leader
Makarov Olexandr	Modelling
Lysjev Vyjcheslav	Modelling
Bershova Irina	Modelling
Levterov Anton	Modelling
Savchenko Volodymyr	Principal investigator
Buzhura Anatoliy	Principal investigator
Vorobjova Irina	Technology development
Zhirov Oleksandr	Principal investigator
Shevchenko Andry	Technology development
German Liudmila	Technology development
Semikin Vitaly	Technology development

Section 3 Cooperation plan, progress, period, place, and mode

3.1   Party B shall organize a scientific research team to engage in the exploration of electrochemical reactor material properties, for which Party A shall provide technical direction.

According to Plan Operation:

3.2   Party B shall organize and provide exploration of work regimes of serial ICE of the “Tavria” car (For Implementation Phase I).

3.3   Party B shall provide development of small-dimension, low-pressure electrolyser for the electrical conversion of energy into hydrogen; research on combining the work electrolyser with the electrochemical reactor in order to define the optimal regime for obtaining hydrogen Substantiation and choice of the start accumulator battery; manufacture and set-up pf the control block for the hydrogen storage system and its feeding ICE (For Implementation Phase II).

3.4   Party B shall provide manufacture of an experimental Vehicle Borne Hydrogen Generator for a car; manufacture of non-typical assemblies; purchase of serial assemblies Assembly of the industrial-sized energy source for the car (For Implementation Phase III).

3.5   Party B shall conduct development testing of the industrial-sized Vehicle Borne Hydrogen Generator in the car; provision of a clean burn process for ICE (For Implementation Phase IV).

3.6   Party B shall conduct Re-equipment of serial car to hydrogen fuel (For Implementation Phase V).

3.7   Party B shall conduct In-car testing at the vehicle testing point and provide Ecological expert examination of Vehicle Borne Hydrogen Generator car operation (For Implementation Phase VI).

3.8   Party B may make use of its existing technology, equipment, and the data, materials, and periodical research results provided by Party A relating to this project to promote the development and research of this project.

3.9   Party A may make use of its existing technology, equipment, and the data, materials, and periodical research results provided by Party B relating to this project to promote the development and research of this project.

3.10 The cooperation period of this project shall be thirty (30) month before expiry of which Party B shall submit to Party A the research results sufficient to realize the technical goal described in Section 2.1 hereof and relevant technical documents and assist Party A’s technical personnel to grasp such technology.

Section 4 Future Issues

4.1    If any disagreements arise, the Parties will use best efforts to negotiate to resolve all differences.  The collaboration of Parties and their researchers is paramount.

4.2    This Agreement shall terminate with the expiration of the last to expire patent developed under this Joint Project, provided such abandonment is by mutual consent.

4.3    This Agreement may be amended by mutual agreement of the Parties.  Such amendments shall not be binding unless they are in writing and signed by authorized representatives of each Party

Section 5 Special agreement

5.1   If the occurrence of any technical difficulty that can not be overcome by means of existing technology and conditions leads to the failure or partial failure of the research and development during performance of this contract, Party A shall have the right to inform Party B to stop relevant research.

5.2   The party making use of existing technology in the research and development of this project shall ensure that the technology it provides does not infringe the legitimate rights and interests of any third party; if any third party charges one party or two parties hereof with infringement for execution of the technology, the party providing such technology shall bear the liability for damages.

Section 6 Confidentiality

6.1   Any party hereto shall maintain, with the same degree of care and the degree of care no less than what is reasonably necessary, the confidentiality of any information (including but not limited to the materials, technology and periodical research results, etc. provided by the other party) relating to the other party hereof and this project and such party gets in contact with, and prevent unauthorized use, dissemination or publication of such confidential information just as it maintains all its confidential information of similar nature.

6.2   The recipient of above information shall not disclose or permit to be disclosed any confidential information and shall bear liabilities for any breach of the confidential stipulation herein or abuse of above information by any associated party or employee of such recipient or any other person acquiring the confidential information from such recipient.

6.3   The recipient of above information shall use such information only in this project. Without the prior and explicit written consent from the party disclosing above information, the recipient shall not use the said information to seek gains for itself or any other party or permit such use.

Section 7 Ownership of intellectual property

7.1   The two parties hereto admit and acknowledge that all the technical results arising out of performance of this agreement (including periodical technological results) and relating intellectual property shall belong to Party A.

7.2   The two parties hereto admit and acknowledge that any party shall have the right to make subsequent improvements of the final technological results acquired from the research and development of the project herein, of which any new technological result characteristic of substantial or creative technological improvement shall belong to Party A.

Section 8 Governing law and dispute resolution

8.1   The conclusion, performance, validity, interpretation, and dispute resolution shall be governed by laws of the Ukraine.

Section 9 Supplement, amendment, and assignment

9.1   Any supplement or amendment hereto shall be made by both parties in written form and the supplemental agreement shall be part hereof and have the same legal effect.

9.2   No party hereto shall assign any of its rights or obligations under this agreement to any third party.

Section 10 Taxes and expenses

10.1 The parties hereto shall respectively bear the due taxes and expenses out of the execution and performance of this agreement.

10.2 The Party B recovers expenses for future interest in the company of Part A by means of  transfer of the scientific product as share in Party А that will is stipulated by separate agreement on completion of the work.

Section 11 Income Distribution

11.1 For Joint Ownership Intellectual Property the Parties agree to share equally all income received from licensing and commercialization of the Intellectual Property or any other technology that might result from the present and future collaboration on the Joint Project.  In the event gross royalties do not cover the accrued legal costs expended by any Party with respect to jointly developed Intellectual Property, no Party shall be held responsible for reimbursing the other Party (Parties).

Section 12 Taking effect and miscellaneous

12.1 This agreement shall take effect from the day of being executed and stamped by the parties or their authorized agents.

12.2 If any part of this agreement is invalid or becomes invalid due to laws, regulations or governmental orders and the other parts herein remain valid, the parties herein shall perform this agreement pursuant to the general principles herein, the sections invalid or becoming invalid shall be substituted by valid sections reflecting to the greatest extent the intention of the parties herein at the time of signing this contract.

12.3 This agreement shall be executed in Ukraine.

12.4 This agreement shall consist of two originals of the same legal effect, with one for each party respectively.

Party A: Hydrogen Motors Inc.                                                                                                Party B: Institute for Mechanical Engineering Problems

Dmitry Shvenderman,
President and Chief Executive Officer

November 24, 2007